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                                                                      EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
ARV Assisted Living, Inc.:

We consent to the incorporation by reference in the registration statement No. 333-16269 on Form S-3 of ARV Assisted Living, Inc. of our report dated March 24, 1998, relating to the consolidated balance sheets of ARV Assisted Living, Inc. and subsidiaries as of December 31, 1997 and March 31, 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for the nine-month period ended December 31, 1997 and each of the years in the two-year period ended March 31, 1997, and related financial statement schedule, which report appears in the December 31, 1997, annual report on Form 10-K of ARV Assisted Living, Inc.

                                        /s/ KPMG PEAT MARWICK LLP

Orange County, California
March 31, 1998